Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
The Board of Directors
BioMed Realty Trust, Inc.:
We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-117977), the registration statement on Form S-3 (No. 333-129025) and the registration statement on Form S-3 (No. 333-129027) of our report with respect to the combined statement of revenues and certain expenses of Uniqema Properties for the year ended December 31, 2004, which report appears in the current report on Form 8-K of BioMed Realty Trust, Inc. dated December 5, 2005. Our report refers to the fact that the combined statement of revenues and expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of revenues and expenses.

/s/ KPMG LLP

San Diego, California
December 6, 2005